Exhibit 99.6

March 16, 2017
Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062
Consent to Reference in Proxy Statement/Prospectus
Hooper Holmes, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon completion of the merger described in the proxy statement/prospectus.
Sincerely,

/s/ Paul Daoust
Paul Daoust

WA 9423449.1